QUINTARA SMALL CAP VALUE FUND
A SERIES OF THE QUINTARA FUNDS

CHANGE IN INDEPENDENT ACCOUNTANT

Arthur Andersen LLP, 100 East Wisconsin Avenue, P.O. Box 1215, Milwaukee, Wisconsin, 53201-1215, served as the independent auditors of the Quintara Small Cap Value Fund (the "Fund"). On January 11, 2002, the Board of Trustees selected Arthur Andersen LLP as the Fund's independent auditors for the fiscal year ended February 28, 2003. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice arising out of the destruction of documents relating to Arthur Andersen's audit of Enron Corp. In light of the conviction and other events surrounding Arthur Andersen LLP, the Board of Trustees determined that it would no longer be appropriate to retain Arthur Andersen LLP as the Fund's independent auditors for the fiscal year ended February 28, 2003, and, accordingly, on April 30, 2002, terminated the selection of Arthur Andersen LLP as the Fund's independent auditors.

Moreover, during such fiscal year and the interim period between January 11, 2002 and April 30, 2002 (the date that the Board of Trustees determined to terminate the selection of Arthur Andersen LLP as the Fund's independent auditors), there were no disagreements between the Fund and Arthur Andersen LLP with respect to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

As permitted by the emergency rules and orders released by the Securities and Exchange Commission on March 18, 2002, the Board of Trustees, including a majority of those members of the Board of Directors who are not interested persons of the Fund, on April 30, 2002, selected Ernest & Young LLP as the independent auditors of the Fund for the year ended February 28, 2003, subject to the completion of the client acceptance process by Ernst & Young LLP. Subsequently Ernst & Young has completed the client acceptance process, and has agreed to be the independent auditors for the Fund.